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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934.

March 14, 2002
 Date of Report (Date of earliest event reported)

CCC GLOBALCOM CORPORATION
(Name of Small Business Issuer as specified in its charter)

Nevada (State or other jurisdiction of employer incorporation or organization	36-36939936 (I.R.S. identification No.)

SEC File Number 33-30365-C

16350 Park Ten Place, Suite 241
Houston, Texas 77084
(Address of principal executive offices)

Registrant's telephone no., including area code: (281) 529-4600

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

        On March 14, 2002, CCC Globalcom Corporation (CCGC) entered into an agreement with PT. Telekomunikasi Indonesia, PLC to expand VoIP traffic distribution and marketing of VoIP services with Indonesia-based Probis VoIP of Persero Telekomunikasi TBK (TELKOM), (Tokyo: POWL) the principal provider of telecommunications services in Indonesia.

        CCGC will be responsible for marketing TELKOM's Indonesia-based services from the United States and other countries. Under the terms of the agreement, services include termination of calls, such as phone-to-phone, fax, data, unified messaging services, Short Message Service, Email, VoiceMail and other enhanced services, as well as pre-paid calling card service, which can be sold in the United States and other countries for use in Indonesia.

        CCGC will provide termination services of international traffic from Indonesia and other surrounding countries in the U.S. via its switching equipment in Los Angeles, CA. CCGC intends to attempt to enter into agreements to provide similar services in other countries in the Pacific Rim and South East Asia areas with the assistance and sponsorship of TELKOM.

        The general terms of the agreement are as follows: (1) A non-exclusive agreement for one year term with automatic renewal; (2) TELKOM will manage and maintain its Indonesian network; (3) CCGC will provide interconnection from the United States to Indonesia; (4) CCGC has the right to terminate traffic on the TELKOM network in Indonesia; (5) CCGC has the right to market TELKOMSave prepaid calling card products in the United States; (6) CCGC will have the right to terminate traffic on TELKOM's network; (7) TELKOM will have the right to terminate traffic on CCGC network in the United States; and (8) CCGC and TELKOM will share revenues from traffic terminated using a predetermined formula.

B. Exhibits.

        None.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CCC GLOBALCOM CORPORATION
Dated: March 28, 2002	By:	/s/ ZIAD A. HAKIM Ziad A. Hakim, CEO

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B. Exhibits.
SIGNATURES